EXHIBIT 99

MB Financial, Inc. 801 West Madison Street Chicago, Illinois 60607 (312) 421-7600 NASDAQ: MBFI

PRESS RELEASE

For Information at MB Financial, Inc. contact:
Jill York - Vice President and Chief Financial Officer
(773) 645-7866
E-Mail: jyork@mbfinancial.com

FOR IMMEDIATE RELEASE

MB FINANCIAL, INC. REPORTS 18% INCREASE IN SECOND QUARTER 2004 NET INCOME

CHICAGO, July 26, 2004 – MB Financial, Inc. (NASDAQ: MBFI) (the Company), the holding company for MB Financial Bank, N.A. and Union Bank, N.A., announced today second quarter results for 2004. The Company had net income of $15.5 million for the second quarter of 2004 compared to $13.1 million for the second quarter of 2003, an increase of 18.2%. Fully diluted earnings per share for the second quarter of 2004 increased 14.6% to $0.55 compared to $0.48 per share in the second quarter of 2003.

Mitchell Feiger, President and Chief Executive Officer of MBFI said, “The Company continues to produce solid operating results, with another record earnings performance in the second quarter of 2004. We also completed our merger with First SecurityFed Financial, Inc. during the second quarter and are pleased to welcome their customers and employees into the MB Family.”

On May 28, 2004, the Company acquired First SecurityFed Financial, Inc. (First SecurityFed), parent company of First Security Federal Savings Bank, for $140.2 million. The purchase price was paid through a combination of the Company’s cash and common stock totaling $73.1 million and $67.1 million, respectively. The Company paid an additional $5.0 million in cash to First SecurityFed option holders who elected to cash out these options. The transaction generated approximately $53.4 million in goodwill. As of the acquisition date, First SecurityFed had approximately $566.9 million in total assets. First Security Federal Savings Bank was merged into MB Financial Bank on July 22, 2004.

RESULTS OF OPERATIONS

Second Quarter Results

Net income was $15.5 million for the second quarter of 2004, compared to $13.1 million for the second quarter of 2003. The results for the second quarter of 2004 generated an annualized return on average assets of 1.34% and an annualized return on average equity of 15.33%, compared to 1.26% and 14.70%, respectively, for the same period in 2003.

Net interest income was $37.8 million for the three months ended June 30, 2004, an increase of $3.1 million, or 8.8% from $34.7 million for the comparable period in 2003. Net interest income grew primarily due to a $396.1 million, or 10.4% increase in average interest earning assets. The net interest margin, expressed on a fully tax equivalent basis, was 3.72% for the second quarter of 2004 and 2003. The increase in average interest earning assets and average interest bearing liabilities is primarily due to our continued internal growth as well as our acquisition of First SecurityFed in the second quarter of 2004.

The provision for loan losses decreased $278 thousand to $1.8 million in the second quarter of 2004 from $2.1 million in the comparable 2003 period. See “Asset Quality” section below for further analysis of the allowance for loan losses.

Other income decreased $1.0 million, or 5.5% to $16.9 million for the quarter ended June 30, 2004 from $17.9 million for the second quarter of 2003. The decrease was primarily due to a $3.1 million gain on sale of bank subsidiary in the second quarter of 2003. This gain reflects the sale of Abrams Centre Bancshares, Inc. (Abrams), our former banking subsidiary located in Dallas, Texas. This decline was offset by a $1.4 million increase in net lease financing due to higher residual realization within the lease investment portfolio and a $770 thousand increase in net gain on sale of securities available for sale due to net gains of $391 thousand in the second quarter of 2004 compared to net losses of $379 in the 2003 quarter. Deposit service fees and trust, asset management and brokerage fees increased by $319 thousand and $202 thousand, respectively. Other operating income declined by $496 thousand, primarily due to a $728 thousand decline in gain on the sale of loans. Mortgage loans sold decreased $27.0 million to $4.7 million for the three months ended June 30, 2004 compared to $31.7 million during the same period of 2003. The decline in mortgage loans sold was due to lower mortgage loan origination activity in the 2004 quarter.

Other expense decreased by $772 thousand, or 2.5% to $30.7 million for the quarter ended June 30, 2004 from $31.4 million for the quarter ended June 30, 2003. Professional and legal expense decreased by $1.8 million. The decrease was due to non-routine expenses incurred in the second quarter of 2003, including the write-off of $1.0 million in costs associated with planning construction of a new corporate headquarters prior to management’s decision to pursue the more cost-effective option of purchasing an existing structure, approximately $400 thousand in legal expense as the plaintiff in litigation defending our corporate trademark, and the settlement of litigation costing approximately $300 thousand in conjunction with the sale of Abrams. Prepayment fee on Federal Home Loan Bank advances decreased by $1.1 million due to a fee incurred in the 2003 quarter on the payoff of $8.1 million in long-term advances. The above declines were offset by increases in salaries and employee benefits and occupancy and equipment expense of $851 thousand and $512 thousand, respectively, due to our continued internal growth and the acquisition of First SecurityFed.

Income tax expense for the three months ended June 30, 2004 increased $749 thousand to $6.8 million compared to $6.0 million for the comparable period in 2003. The effective tax rate was 30.4% and 31.5% for the three months ended June 30, 2004 and 2003, respectively. The decline in the effective tax rate was primarily due to a $836 thousand increase in nontaxable investment securities income during the second quarter of 2004 compared to the same period in 2003.

Year-To-Date Results

Net income was $30.1 million for the first six months of 2004, compared to $25.5 million for the first six months of 2003, an increase of 17.9%. Fully diluted earnings per share for the six months ended June 30, 2004 increased 14.9% to $1.08 compared to $0.94 for the same period in 2003. Year-to-date 2004 results generated an annualized return on average assets of 1.34% and an annualized return on average equity of 15.29%, compared to 1.25% and 14.58%, respectively, for the same period in 2003.

Net interest income was $73.8 million for the first six months ended June 30, 2004, an increase of $5.3 million, or 7.7% from $68.5 million for the first six months of 2003. Net interest income grew primarily due to a $355.3 million, or 9.5% increase in average interest earning assets, which offset a 4 basis point decline in the net interest margin, expressed on a fully tax equivalent basis, to 3.72% from 3.76% in the comparable 2003 period. The increase in average interest earning assets and average interest bearing liabilities is primarily due to our continued internal growth, as well as the acquisition of First SecurityFed in the second quarter of 2004.

The provision for loan losses decreased $1.0 million to $3.8 million in the first six months of 2004 from $4.8 million in the comparable 2003 period. See “Asset Quality” section below for further analysis of the allowance for loan losses.

Other income increased $766 thousand, or 2.4% to $33.2 million for the six months ended June 30, 2004 from $32.4 million for the comparable 2003 period. Net lease financing increased by $1.8 million due to higher residual realization within the lease investment portfolio. Trust, asset management and brokerage fees increased by $1.5 million due to a $1.3 million increase in brokerage fees and a $254 thousand increase in income from trust and asset management activities. Brokerage fees increased primarily due to higher investment sales activity at our wholly owned full service broker/dealer, Vision Investment Services, Inc. (Vision). Net gain on sale of securities available for sale increased by $1.4 million due to net gains of $1.1 million in 2004 compared to $298 thousand in net losses in 2003. Deposit service fees increased by $731 thousand due to increased in NSF and overdraft fees and monthly service charges of $605 thousand and $107 thousand, respectively. Gain on sale of bank subsidiary declined by $3.1 million, reflecting the sale of Abrams in the second quarter of 2003. Other operating income declined by $844 thousand, primarily due to a $1.1 million decline in gain on the sale of loans. Mortgage loans sold decreased $44.0 million to $11.7 million for the six months ended June 30, 2004 compared to $55.7 million during the same period of 2003. The decline in mortgage loans sold was due to lower mortgage loan origination activity in 2004. Loan service fees declined by $777 thousand due to a $517 thousand decline in miscellaneous loan fees attributable to lower mortgage banking fees and a $351 thousand decline in loan prepayment fees.

Other expense increased by $1.2 million, or 2.1% to $60.0 million for the six months ended June 30, 2004 from $58.8 million for the six months ended June 30, 2003. Salaries and employee benefits increased by $2.3 million due to our continued growth and investment in personnel and the acquisition of First SecurityFed. Brokerage fee expense increased by $818 thousand primarily due to higher investment sales activity at Vision during 2004. Other operating expenses and advertising and marketing expense increased by $580 thousand and $448 thousand, respectively, due to our continued internal growth and the acquisition of First SecurityFed. Professional and legal expense decreased by $2.2 million. The decrease was due to non-routine expenses incurred in the first six months of 2003, primarily the write-off of $1.0 million in costs associated with planning construction of a new corporate headquarters prior to management’s decision to pursue the more cost-effective option of purchasing an existing structure, approximately $400 thousand in legal expense as the plaintiff in litigation defending our corporate trademark, and the settlement of litigation costing approximately $300 thousand in conjunction with the sale of Abrams. Prepayment fee on Federal Home Loan Bank advances decreased by $1.1 million due to a fee incurred in the 2003 period on the payoff of $8.1 million in long-term advances.

Income tax expense for the six months ended June 30, 2004 increased $1.2 million to $13.1 million compared to $11.9 million for the first six months of 2003. The effective tax rate was 30.4% and 31.7% for the six months ended June 30, 2004 and 2003, respectively. The decline in the effective tax rate was primarily due to a $1.6 million increase in nontaxable investment securities income during the first six months of 2004 compared to the same period in 2003.

NET INTEREST MARGIN

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, and the resultant costs, expressed both in dollars and rates (dollars in thousands):

	Three Months Ended June 30,

	2004			2003

	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate

Interest Earning Assets:
Loans (1) (2)	$2,975,268	$41,676	5.63%	$2,769,325	$41,876	6.07%
Loans exempt from federal income taxes (3)	3,190	55	6.82	3,773	62	6.50
Taxable investment securities	994,739	10,058	4.04	862,053	8,895	4.13

Investment securities exempt from federal income taxes (3)	210,370	2,995	5.63	130,743	1,708	5.17
Federal funds sold	12,797	28	0.87	34,709	98	1.12
Other interest bearing deposits	8,228	17	0.83	7,903	20	1.02

Total interest earning assets	4,204,592	54,829	5.24	3,808,506	52,659	5.55

Non-interest earning assets	428,479			371,502

Total assets	$4,633,071			$4,180,008

Interest Bearing Liabilities:
Deposits:
NOW and money market deposit accounts	$716,319	$1,269	0.71%	$690,173	$1,853	1.08%
Savings deposits	491,879	696	0.57	475,967	914	0.77
Time deposits	1,743,961	10,500	2.42	1,684,550	11,577	2.76
Short-term borrowings	451,559	1,333	1.19	233,863	895	1.51

Long-term borrowings and junior subordinated notes	159,498	2,157	5.35	130,360	2,066	6.27

Total interest bearing liabilities	3,563,216	15,955	1.80	3,214,913	17,305	2.16

Non-interest bearing deposits	605,055			547,291
Other non-interest bearing liabilities	58,880			60,780
Stockholders' equity	405,920			357,024

Total liabilities and stockholders' equity	$4,633,071			$4,180,008

Net interest income/interest rate spread (4)		$38,874	3.44%		$35,354	3.39%

Taxable equivalent adjustment		1,068			620

Net interest income, as reported		$37,806			$34,734

Net interest margin on a fully tax equivalent basis (5)			3.72%			3.72%

Net interest margin (5)			3.62%			3.66%

(1)	Non-accrual loans are included in average loans.
(2)	Interest income includes amortization of deferred loan origination fees of $1.6 million and $790 thousand for the three months ended June 30, 2004 and 2003, respectively.

(3)	Non-taxable loan and investment income is presented on a fully tax equivalent basis assuming a 35% tax rate.
(4)	Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(5)	Net interest margin represents net interest income as a percentage of average interest earning assets.

Net interest income on a tax equivalent basis increased $3.5 million, or 10.0% to $38.9 million for the three months ended June 30, 2004 from $35.4 million for the three months ended June 30, 2003. Tax-equivalent interest income increased by $2.2 million due to a $396.1 million, or 10.4% increase in average interest earning assets. The increase was comprised of a $212.3 million, or 21.4% increase in average investment securities, a $205.4 million, or 7.4% increase in average loans, offset by a $21.9 million decline in federal funds sold. The increase in average interest earning assets was partially offset by a 31 basis point decline in their yield to 5.24%. Interest expense declined by $1.4 million due to a 36 basis point decline in the cost of interest bearing liabilities, which was partially offset by a $348.3 million increase in average interest bearing liabilities. The increase in average interest earning assets and average interest bearing liabilities is primarily due to our continued internal growth, as well as the acquisition of First SecurityFed in the second quarter of 2004. The net interest margin expressed on a fully tax equivalent basis for the second quarter of 2004 did not change from the first quarter of 2004.

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, and the resultant costs, expressed both in dollars and rates (dollars in thousands):

	Six Months Ended June 30,

	2004			2003

	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate

Interest Earning Assets:
Loans (1) (2)	$2,909,443	$80,836	5.59%	$2,720,064	$83,369	6.18%
Loans exempt from federal income taxes (3)	3,209	107	6.60	3,788	128	6.72
Taxable investment securities	971,708	20,262	4.17	865,783	18,040	4.17

Investment securities exempt from federal income taxes (3)	195,915	5,586	5.64	112,182	3,158	5.60
Federal funds sold	9,677	44	0.90	33,458	186	1.11
Other interest bearing deposits	8,173	35	0.86	7,587	36	0.96

Total interest earning assets	4,098,125	106,870	5.24	3,742,862	104,917	5.65

Non-interest earning assets	412,325			359,019

Total assets	$4,510,450			$4,101,881

Interest Bearing Liabilities:
Deposits:
NOW and money market deposit accounts	$708,938	$2,511	0.71%	$661,798	$3,443	1.05%
Savings deposits	474,902	1,301	0.55	455,141	1,789	0.79
Time deposits	1,717,247	20,595	2.41	1,677,690	23,968	2.88
Short-term borrowings	434,058	2,607	1.21	229,421	1,813	1.57

Long-term borrowings and junior subordinated notes	138,517	4,017	5.74	130,375	4,205	6.41

Total interest bearing liabilities	3,473,662	31,031	1.80	3,154,425	35,218	2.25

Non-interest bearing deposits	589,562			539,275
Other non-interest bearing liabilities	51,952			55,509
Stockholders' equity	395,274			352,672

Total liabilities and stockholders' equity	$4,510,450			$4,101,881

Net interest income/interest rate spread (4)		$75,839	3.44%		$69,699	3.40%

Taxable equivalent adjustment		1,992			1,150

Net interest income, as reported		$73,847			$68,549

Net interest margin on a fully tax equivalent basis (5)			3.72%			3.76%

Net interest margin (5)			3.62%			3.69%

(1)	Non-accrual loans are included in average loans.
(2)	Interest income includes amortization of deferred loan origination fees of $2.7 million and $2.0 million for the six months ended June 30, 2004 and 2003, respectively.

(3)	Non-taxable loan and investment income is presented on a fully tax equivalent basis assuming a 35% tax rate.
(4)	Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(5)	Net interest margin represents net interest income as a percentage of average interest earning assets.

Net interest income on a tax equivalent basis increased $6.1 million, or 8.8% to $75.8 million for the six months ended June 30, 2004 from $69.7 million for the six months ended June 30, 2003. Tax-equivalent interest income increased by $2.0 million due to a $355.3 million, or 9.5% increase in average interest earning assets. The increase was comprised of a $189.7 million, or 19.4% increase in average investment securities, a $188.8 million, or 6.9% increase in average loans, offset by a $23.8 million decline in federal funds sold. The increase in average interest earning assets was partially offset by a 41 basis point decline in their yield to 5.24%. Interest expense declined by $4.2 million due to a 45 basis point decline in the cost of interest bearing liabilities, which was partially offset by a $319.2 million increase in average interest bearing liabilities. The increase in average interest earning assets and average interest bearing liabilities is primarily due to our continued internal growth, as well as the acquisition of First SecurityFed in the second quarter of 2004. The net interest margin expressed on a fully tax equivalent basis decreased 4 basis points to 3.72% in the first six months of 2004 from 3.76% in the first six months of 2003, as there was a higher percentage of interest bearing liabilities to interest earning assets in the 2004 period.

BALANCE SHEET

Total assets increased $640.6 million or 14.7% to $5.0 billion at June 30, 2004 from $4.4 billion at December 31, 2003. Net loans increased by $362.8 million, or 13.0% to $3.1 billion at June 30, 2004 (See “Loan Portfolio” section below). Investment securities available for sale increased by $174.2 million, or 15.7% to $1.3 billion at June 30, 2004. The above increases were primarily due to continued internal growth and our acquisition of First SecurityFed, which had total assets, net loans and investment securities available for sale of $566.9 million, $296.3 million and $153.5 million, respectively, at the acquisition date.

Total liabilities increased by $566.2 million, or 14.2% to $4.5 billion at June 30, 2004 from $4.0 billion at December 31, 2003. Total deposits grew by $326.8 million, or 9.5% to $3.8 billion at June 30, 2004, primarily due to our acquisition of First SecurityFed, which had total deposits of $326.1 million at the date of acquisition. Short-term borrowings increased by $139.4 million, or 35.6% due to a $71.3 million increase in short-term Federal Home Loan Bank advances ($16.4 million assumed from First SecurityFed), and increases in securities sold under agreement to repurchase, notes payable and federal funds purchased of $26.6 million, $26.0 million and $15.5 million, respectively. Long-term borrowings increased by $104.1 million primarily due to a $102.2 million increase in long-term Federal Home Loan Bank advances, of which $77.5 million were assumed in the First SecurityFed acquisition.

Total stockholders’ equity increased $74.4 million, or 19.8% to $449.9 million at June 30, 2004 compared to $375.5 million at December 31, 2003. Additional paid-in capital increased by $66.2 million due to shares issued in conjunction with the First SecurityFed acquisition. Retained earnings increased by $23.6 million due to net income of $30.1 million partially offset by $6.5 million, or $0.24 per share, in cash dividends. The above increases were offset by a $11.9 million decline in other comprehensive income and a $3.3 million increase in treasury stock.

At June 30, 2004, the Company’s total risk-based capital ratio was 12.61%; Tier 1 capital to risk-weighted assets ratio was 11.36% and Tier 1 capital to average asset ratio was 8.98%. MB Financial Bank and Union Bank were each categorized as “Well-Capitalized” under Federal Deposit Insurance Corporation regulations at June 30, 2004.

LOAN PORTFOLIO

The following table sets forth the composition of the loan portfolio as of the dates indicated (dollars in thousands):

	June 30,		December 31,		June 30,
	2004		2003		2003

	Amount	% of Total	Amount	% of Total	Amount	% of Total

Commercial	$675,442	21%	$647,365	23%	$616,558	23%
Commercial loans collateralized by
assignment of lease payments	243,706	8%	234,724	8%	258,330	9%
Commercial real estate	1,218,256	38%	1,090,498	39%	1,017,469	37%
Residential real estate	502,971	16%	361,110	13%	372,175	14%
Construction real estate	332,598	10%	268,523	9%	239,807	9%
Installment and other	220,266	7%	223,574	8%	224,601	8%

Gross loans (1)	3,193,239	100%	2,825,794	100%	2,728,940	100%

Allowance for loan losses	(44,236)		(39,572)		(37,599)

Net loans	$3,149,003		$2,786,222		$2,691,341

(1)	Gross loan balances at June 30, 2004, December 31, 2003, and June 30, 2003 are net of unearned income, including net deferred loan fees of $6.0 million, $4.2 million, and $4.3 million, respectively.

Net loans increased by $362.8 million, or 13.0%, in the second quarter of 2004 to $3.1 billion from $2.8 billion at December 31, 2003. Residential real estate, commercial real estate, construction real estate, commercial and commercial loans collateralized by assignment of lease payments grew by $141.9 million, $127.8 million, $64.1 million, $28.1 million and $9.0 million, respectively, while, installment and other loans decreased by $3.3 million. The increases were primarily due to our acquisition of First SecurityFed, which had net loans of $296.3 million at the acquisition date and growth in both existing customer and new customer loan demand resulting primarily from the Company’s continued focus on marketing and new business development.

Net loans increased by $457.7 million, or 17.0% to $3.1 billion at June 30, 2004 from $2.7 billion at June 30, 2003. The increase was primarily due to our acquisition of First SecurityFed, which had net loans of $296.3 million at the acquisition date and growth in both existing customer and new customer loan demand resulting primarily from the Company’s continued focus on marketing and new business development.

ASSET QUALITY

The following table presents a summary of non-performing assets as of the dates indicated (dollar amounts in thousands):

	June 30,	December 31,	June 30,
	2004	2003	2003

Non-performing loans:
Non-accrual loans	$25,688	$20,795	$20,860
Loans 90 days or more past due, still accruing interest	3,189	317	713

Total non-performing loans	28,877	21,112	21,573

Other real estate owned	-	472	609

Other repossessed assets	-	-	21

Total non-performing assets	$28,877	$21,584	$22,203

Total non-performing loans to total loans	0.90%	0.75%	0.79%

Allowance for loan losses to non-performing loans	153.19%	187.44%	174.29%

Total non-performing assets to total assets	0.58%	0.50%	0.52%

Total non-performing assets were $28.9 million, $21.6 million, and $22.2 million as of June 30, 2004, December 31, 2003, and June 30, 2003, respectively. The increase from December 31, 2003 to June 30, 2004 was primarily due to $3.0 million of non-accrual loans and $3.0 million of loans 90 days or more past due, still accruing interest acquired from First SecurityFed.

A reconciliation of the activity in the Company’s allowance for loan losses follows (dollar amounts in thousands):

	Three Months Ended		Six Months Ended

	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003

Balance at beginning of period	$40,298	$38,973	$39,572	$33,890
Additions from acquisitions	4,052	-	4,052	3,563
Allowance related to bank subsidiary sold	-	(528)	-	(528)
Provision for loan losses	1,800	2,078	3,800	4,814
Charge-offs	(2,366)	(3,279)	(4,076)	(5,901)
Recoveries	452	355	888	1,761

Balance at June 30,	$44,236	$37,599	$44,236	$37,599

Total loans at June 30,	$3,193,239	$2,728,940	$3,193,239	$2,728,940

Ratio of allowance for loan losses to total loans	1.39%	1.38%	1.39%	1.38%

The Company maintains its allowance for loan losses at a level that management believes is adequate to absorb probable losses on existing loans based on an evaluation of the collectibility of loans, prior loss experience and the value of underlying collateral.

Net charge-offs decreased by $1.0 million in the quarter ended June 30, 2004 compared to the quarter ended June 30, 2003. Charge-offs declined by $913 thousand as the 2003 second quarter included charge-offs of two commercial real estate loans totaling $1.6 million. The provision for loan losses declined by $278 thousand to $1.8 million in the quarter ended June 30, 2004 from $2.1 million in the quarter ended June 30, 2003 based on the results of our quarterly analysis of the loan portfolio as of June 30, 2004, and a decline in charge-offs.

Net charge-offs decreased by $952 thousand in the six months ended June 30, 2004 compared to the six months ended June 30, 2003. Charge-offs declined by $1.8 million as the 2003 period included charge-offs of three commercial real estate loans and one construction real estate loan totaling $2.0 million and $640 thousand, respectively. The provision for loan losses declined by $1.0 million to $3.8 million in the six months ended June 30, 2004 from $4.8 million in the six months ended June 30, 2003 based on the results of our quarterly analysis of the loan portfolio as of June 30, 2004, and lower charge-offs.

FORWARD-LOOKING STATEMENTS

When used in this press release and in filings with the Securities and Exchange Commission, in other press releases or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. These statements may relate to our future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial items. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements.

Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) expected cost savings and synergies from our merger and acquisition activities, including the recently completed merger with First SecurityFed, might not be realized within the expected time frames, and costs or difficulties related to integration matters might be greater than expected; (2) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs; (3) changes in management’s estimate of the adequacy of the allowance for loan losses; (4) competitive pressures among depository institutions; (5) interest rate movements and their impact on customer behavior and our net interest margin; (6) the impact of repricing and competitors’ pricing initiatives on loan and deposit products; (7) our ability to adapt successfully to technological changes to meet customers’ needs and developments in the market place; (8) our ability to realize the residual values of our direct finance, leveraged, and operating leases; (9) our ability to access cost-effective funding; (10) changes in financial markets; (11) changes in economic conditions in general and in the Chicago metropolitan area in particular; (12) the costs, effects and outcomes of litigation; (13) new legislation or regulatory changes, including but not limited to changes in federal and/or state tax laws or interpretations thereof by taxing authorities; (14) changes in accounting principles, policies or guidelines; and (15) future acquisitions of other depository institutions or lines of business.

We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

TABLES TO FOLLOW

MB FINANCIAL, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
June 30, 2004 and December 31, 2003
(Amounts in thousands, except common share data)
(Unaudited)

	June 30,	December 31,
	2004	2003

ASSETS
Cash and due from banks	$108,136	$91,283
Interest bearing deposits with banks	11,965	6,647
Federal funds sold	800	-
Investment securities available for sale	1,286,304	1,112,110
Loans held for sale	816	3,830
Loans (net of allowance for loan losses of $44,236 at June 30, 2004
and $39,572 at December 31, 2003)	3,149,003	2,786,222
Lease investments, net	65,131	73,440
Premises and equipment, net	96,529	80,410
Cash surrender value of life insurance	84,388	82,547
Goodwill, net	123,644	70,293
Other intangibles, net	14,046	7,560
Other assets	54,941	40,751

Total assets	$4,995,703	$4,355,093

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits:
Noninterest bearing	$646,352	$598,961
Interest bearing	3,112,485	2,833,074

Total deposits	3,758,837	3,432,035
Short-term borrowings	530,968	391,600
Long-term borrowings	125,603	21,464
Junior subordinated notes issued to capital trusts	87,443	87,443
Accrued expenses and other liabilities	42,983	47,058

Total liabilities	4,545,834	3,979,600

Stockholders' Equity
Common stock, ($0.01 par value; authorized 40,000,000 shares; issued
28,841,321 shares at June 30, 2004 and 26,807,430 at December 31, 2003)	288	268
Additional paid-in capital	137,999	71,837
Retained earnings	320,531	296,906
Unearned compensation	(342)	(198)
Accumulated other comprehensive income	(3,414)	8,531
Less: 150,000 and 57,300 shares of treasury stock, at cost, at June 30,
2004 and December 31, 2003, respectively	(5,193)	(1,851)

Total stockholders' equity	449,869	375,493

Total liabilities and stockholders' equity	$4,995,703	$4,355,093

MB FINANCIAL, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except common share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2004	2003	2004	2003

Interest income:
Loans	$41,712	$41,916	$80,906	$83,452
Investment securities:
Taxable	10,058	8,895	20,262	18,040
Nontaxable	1,946	1,110	3,631	2,053
Federal funds sold	28	98	44	186
Other interest bearing accounts	17	20	35	36

Total interest income	53,761	52,039	104,878	103,767

Interest expense:
Deposits	12,465	14,344	24,407	29,200
Short-term borrowings	1,333	895	2,607	1,813
Long-term borrowings and junior subordinated notes	2,157	2,066	4,017	4,205

Total interest expense	15,955	17,305	31,031	35,218

Net interest income	37,806	34,734	73,847	68,549
Provision for loan losses	1,800	2,078	3,800	4,814

Net interest income after provision for loan losses	36,006	32,656	70,047	63,735

Other income:
Loan service fees	1,119	1,265	2,184	2,961
Deposit service fees	4,633	4,314	8,928	8,197
Lease financing, net	4,330	2,930	8,278	6,453
Trust, asset management and brokerage fees	4,131	3,929	7,993	6,482
Net gain on sale of securities available for sale	391	(379)	1,082	(298)
Increase in cash surrender value of life insurance	942	900	1,841	1,818
Gain on sale of bank subsidiary	-	3,083	-	3,083
Other operating income	1,360	1,856	2,868	3,712

	16,906	17,898	33,174	32,408

Other expense:
Salaries and employee benefits	16,947	16,096	33,070	30,779
Occupancy and equipment expense	4,698	4,186	9,161	9,135
Computer services expense	1,250	1,000	2,322	2,132
Advertising and marketing expense	1,220	996	2,413	1,965
Professional and legal expense	715	2,509	1,431	3,582
Brokerage fee expense	1,216	1,079	2,427	1,609
Telecommunication expense	665	589	1,334	1,150
Other intangibles amortization expense	266	299	556	571
Prepayment fee on Federal Home Loan Bank advances	-	1,146	-	1,146
Other operating expenses	3,693	3,542	7,306	6,726

	30,670	31,442	60,020	58,795

Income before income taxes	22,242	19,112	43,201	37,348
Income taxes	6,772	6,023	13,143	11,854

Net Income	$15,470	$13,089	$30,058	$25,494

Common share data (1):
Basic earnings per common share	$0.56	$0.49	$1.11	$0.96
Diluted earnings per common share	$0.55	$0.48	$1.08	$0.94
Weighted average common shares outstanding	27,491,517	26,602,920	27,129,106	26,587,346
Diluted weighted average common shares outstanding	28,216,504	27,248,883	27,874,151	27,199,988

(1)	The Company split its common shares three-for-two by paying a 50% stock dividend in December 2003. All common share and per common share data has been adjusted to reflect such dividend.

MB FINANCIAL, INC. & SUBSIDIARIES
SELECTED FINANCIAL RATIOS
(Unaudited)

	At or For the				At or For the
	Three Months Ended				Six Months Ended
	June 30,				June 30,

	2004		2003		2004		2003

Performance Ratios:

Annualized return on average assets	1	.34%	1	.26%	1	.34%	1	.25%

Annualized return on average equity	15.33		14.70		15.29		14.58

Net interest rate spread	3.44		3.39		3.44		3.40

Efficiency ratio (1)	54.60		58.53		54.52		57.34

Net interest margin - fully tax equivalent basis (2)	3.72		3.72		3.72		3.76

Net interest margin	3.62		3.66		3.62		3.69

Asset Quality Ratios:

Non-performing loans to total loans	0	.90%	0	.79%	0	.90%	0	.79%

Non-performing assets to total assets	0.58		0.52		0.58		0.52

Allowance for loan losses to total loans	1.39		1.38		1.39		1.38

Allowance for loan losses to non-performing loans	153.19		174.29		153.19		174.29

Net loan charge-offs to average loans (annualized)	0.26		0.42		0.22		0.31

Capital Ratios:

Tangible equity to assets (3)	6	.52%	6	.87%	6	.52%	6	.87%

Equity to total assets	9.01		8.52		9.01		8.52

Tangible book value per share (4)(6)	$11.06		$10.81		$11.06		$10.81

Book value per share (5)(6)	$15.69		$13.64		$15.69		$13.64

Company's Capital Ratios:

Total capital (to risk-weighted assets)	12	.61%	13	.13%	12	.61%	13	.13%

Tier 1 capital (to risk-weighted assets)	11.36		11.29		11.36		11.29

Tier 1 capital (to average assets)	8.98		8.59		8.98		8.59

(1)	Equals total other expense divided by the sum of net interest income on a fully tax equivalent basis and total other income less net gains (losses) on securities available for sale.
(2)	Represents net interest income, on a fully tax equivalent basis assuming a 35% tax rate, as a percentage of interest earning assets.
(3)	Equals total ending stockholders’ equity less goodwill and other intangibles, net of tax benefit, divided by total assets less goodwill and other intangibles, net of tax benefit.
(4)	Equals total ending stockholders’ equity less goodwill and other intangibles, net of tax benefit, divided by common shares outstanding.
(5)	Equals total ending stockholders’ equity divided by common shares outstanding.
(6)	The Company split its common shares three-for-two by paying a 50% stock dividend in December 2003. Per common share data has been adjusted to reflect such dividend.